Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Announces Retirement of Alan B.

Offenberg and Names Elias J. Sabo as Chief Executive Officer

Alan B. Offenberg to Retire as of May 2, 2018 Following 20-Year Tenure

Westport, Conn., January 16, 2018 – Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (NYSE: CODI) (together with the Company, “CODI”), an owner of leading middle market businesses, announced today that Elias J. Sabo, a founding partner of the Company’s Manager, Compass Group Management LLC (“CGM”), has been appointed as the Company’s Chief Executive Officer (“CEO”), effective May 3, 2018. Mr. Sabo will also be appointed to the Company’s Board of Directors at that time. He will succeed Alan B. Offenberg, who is retiring from his position as CEO and a director of the Company, following his 20-year tenure with CODI and CGM.

Mr. Sean Day, Chairman of the Company’s Board, commented, “Alan has provided strong leadership for CODI during a time when CODI generated growing cash flows, continued to acquire leading niche industrial and branded consumer businesses, increased total gains realized for shareholders and provided stable distributions. We are all very grateful to Alan for his contributions to CODI and on behalf of the Board, I want to thank him for his years of service and wish him all the best in his retirement.”

Mr. Day added, “As one of the founders and architects of our business model, Elias has been instrumental to CODI’s success in implementing its investment strategy, identifying and growing our leading subsidiaries, and building shareholder value. Our investment and monetization of one of our past subsidiaries, Fox Factory Holding Corp. (“FOX”), highlights this approach. Under Elias’ leadership, we acquired FOX, took it public and eventually realized gains from this investment of approximately $525 million. I am confident Elias is the ideal person to lead CODI, as it builds on its past success and continues to execute on its proven strategy. He is an exceptional leader with an in-depth knowledge of our business, strong internal and external relationships and a clear vision for CODI’s future.”

Mr. Sabo, 47, joined CGM in 1998 as one of the founding partners. For the past 20 years, he has been a member of the Investment Committee and, alongside Mr. Offenberg, has played a central role in directing CODI’s strategy. Mr. Sabo also currently serves as a director for a number of CODI’s current subsidiaries, including 5.11 Tactical, Advanced Circuits, Arnold Magnetic Technologies, and Fresh Hemp Foods, Ltd. (doing business as Manitoba Harvest). He previously served as the Chairman of Fox Factory Holding Corp. (NASDAQ: FOXF), a former CODI subsidiary. Prior to joining CGM, Mr. Sabo held positions with CIBC Oppenheimer and Colony Capital.

Mr. Sabo stated, “I am honored to become the Company’s next CEO. It has been a pleasure to partner with Alan for the past 20 years and I look forward to working closely with him over the next few months to ensure a seamless transition. I am very excited about CODI’s strong prospects and the many opportunities the Company has to build further value for our shareholders. Going forward, our strategic focus remains to add to our family of leading middle market businesses and to reinvest in our current subsidiaries in an effort to further drive future cash flow growth and provide strong and consistent cash distributions.”

“It has been a privilege to serve as CEO during the past seven years and I have been fortunate to have had the opportunity to collaborate with a group of dedicated and talented professionals,” said Mr. Offenberg. “I would like to thank everyone for their hard work in building CODI into the leader it is today. Having worked closely with Elias since our inception, he has been integral to our success and I know his knowledge, passion and commitment to further expanding CODI’s leadership will serve the Company and its shareholders well. I wish Elias and the rest of the team all the success in the future.”

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Crosman);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2016 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.